AGREEMENT


         This agreement ("Agreement") is entered in to as of January 1, 1997, among Todd Fisher ("TF") (or a corporation to be designated by him), on the one hand, and ILX, Incorporated ("ILX") and Red Rock Collection Incorporated ("Red Rock"), jointly and severally on the other, and is made with reference to the following facts:

         A. ILX is the owner of the Los Abrigados Resort and Spa in Sedona, Arizona) the "Hotel"). Red Rock is a wholly-owned subsidiary of ILX and is engaged in the business of manufacturing and selling personal care products utilizing natural ingredients indigenous to the Sedona area and which is marketed utilizing a Sedona theme, including, at the Hotel. Red Rock is seeking to expand the marketing and sales of its product line through various distribution channels including sales through its resort properties, sales to other properties, direct sales, radio advertising, television infomercial advertising and buying clubs.

         B. Red Rock is concurrently herewith entering into an agreement ("DR Agreement") with Debbie Reynolds ("DR") to act as a spokesperson for Red Rock's products.

         C. Red Rock is seeking the services of TF to assist in the production and implementation of its initial advertising and promotional campaign and materials utilizing DR and Red Rock is also desirous of acquiring the design for a hairclip owned by TF for use in Red Rock's product line.

         It is now agreed among the parties as follows:

         1. SERVICES. Red Rock hereby engages TF on an non-exclusive basis to consult in the creation, development and production of the initial marketing and promotional campaign for Red Rock's product line, and the use of DR's name, image and likeness in connection therewith ("Initial Campaign"). It is anticipated that the Initial Campaign will include radio spots, one or more television infomercials and print materials.

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         All  services of TF  hereunder  shall be rendered at the Hotel,  except that certain production services in connection with campaign materials may be rendered in Las Vegas or Los Angeles. TF's services hereunder shall at all times be subject to his availability, including his responsibilities at the Debbie Reynolds Hotel & Casino. Red Rock shall be responsible for all costs and expenses incurred by TF in connection with the rendition of his services hereunder.

         2. TERM. The Term of this Agreement shall commence on the date hereof and shall expire upon completion of the Initial Campaign materials, but no longer than one (1) year. The Term may be extended upon material agreement of the parties.

         3. HAIRCLIP. Concurrently with the execution hereof, DR shall quitclaim to Red Rock of all of his interest in that certain hairclip design which TF has previously provided to Red Rock for the purpose of including same in Red Rock's product line.

         4. CONSIDERATION. As full consideration for the grant of rights specified in Paragraph 3 above and for the services of TF in connection with the Initial Campaign upon execution hereof ILX shall irrevocably transfer ownership to TF or his designee of ten percent (10%) of the issued and outstanding stock of Red Rock ("TF Percentage"). ILX and Red Rock warrant that there is only one class of stock outstanding. Immediately prior to the transfer of said shares, all existing intercompany debt owed by Red Rock to ILX shall be converted to a contribution to capital by ILX such that no intercompany debt shall exist at the time of the transfer. TF's percentage shall be based upon the total number of Red Rock shares issued and outstanding after taking into account any additional shares issued or to be issued in respect of such ILX capital contribution.

         Within sixty (60) days following the transfer of shares to DR, ILX shall "spinoff" thirty percent (30%) of the issued and outstanding shares of Red Rock to the existing ILX shareholders. ILX shall then undertake to promptly register Red Rock shares with the SEC with a view to listing Red Rock on NASDAQ as soon as all requirements for listing are met. Either as part of the aforesaid registration or by separate registration, and upon the advice of Red Rock's underwriters, Red Rock shall undertake an initial public offering ("IPO") of $2-5 Million

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Dollars. The TF Percentage shall not be diluted by, or at any time prior to, the initial IPO (but may be diluted by subsequent public offerings in the same manner as applicable to the other shareholders). In the event the IPO does not occur within one (1) year after the date hereof, TF shall have the right to terminate this Agreement.

         The TF shares shall be subject to a Stock Transfer Agreement to be entered into concurrently herewith which shall contain the foregoing terms and additional mutually acceptable terms, including a 2 year "lock up" provision and a "buy-sell" agreement which shall provide, INTER ALIA, that TF shall be given the opportunity to sell his shares prior to any sale of shares by Joseph Martori (or any individual, trust or other entity related to Joseph Martori) and to participate on an equal basis in all public and private offerings. A copy of the Stock Transfer Agreement is attached hereto as Exhibit "A" and incorporated herein by this reference.

         Red Rock will pay for the cost of a professional valuation of both Red Rock and the TF Percentage and TF's approval of such valuation shall be a condition precedent to the effectiveness of this Agreement. The parties acknowledge that the Mentor Group of Westlake Village, California has been engaged to undertake such valuation.

         5. ADDITIONAL CONSIDERATION. The parties acknowledge that the consideration specified in Paragraph 4 hereof compensates TF for his consulting and production services in connection with the Initial Campaign materials and that the parties shall negotiate in good faith and agree upon monetary fees for any additional consulting and production services which Red Rock may desire and which TF shall desire to undertake.

         6. TRAVEL AND EXPENSES. At any time TF's services hereunder are required at a location other than the city of his residence (currently Las Vegas), Red Rock shall provide first-class air transportation and hotel accommodations for two, together with payment of all expenses, including meals, incidentals and the like. When TF's services are required in Sedona, the accommodations shall be, when available, the Stonehouse lodging at the Hotel (or other accommodations acceptable to TF if the Stonehouse is not available), and TF shall be provided with first-class meals for TF and his guest and free use of all of the Hotel's facilities and

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services. TF shall be provided with first-class ground transportation (limousine if requested) to and from all airports, locations where her services may be rendered and at all other times when desired by TF while at a location.

         7. NO ASSIGNMENT. Neither party shall have the right to assign this Agreement or its rights without the prior written approval of the other, except that TF may assign his Red Rock stock hereunder subject to the terms of the Stock Transfer Agreement.

         8. BREACH. In the event of a breach hereof by Red Rock, TF shall have the right to terminate this Agreement unless the breach is cured within fifteen
(15) days after Red Rock's receipt of notice thereof from Lender. Said notice shall be five (5) business days with respect to payments hereunder.

         9. INDEMNIFICATION. Red Rock agrees to defend, indemnify and hold TF and his representatives from and against any claims, losses, suits, liabilities, obligations, costs and attorneys' fees which TF or TF's representatives may suffer as a result of any actions (including, without limitation, consumer actions) stemming directly or indirectly from TF's participation on behalf of Red Rock, including, without limitation, any product liability claims, errors and omissions claims, claims by competitors or governmental authorities.

         10. INSURANCE. ILX and Red Rock shall name TF as an additional insured on each of their product liability insurance policies, general liability insurance policies and errors and omissions insurance policies. Said policies shall initially be in an amount not less than One Million Dollars ($1,000,000) per person and Five Million Dollars ($5,000,000) per occurrence, but shall be raised to Two Million Dollars ($2,000,000) per person and Ten Million Dollars ($10,000,000) per occurrence on the earlier of the IPO or the commencement of the second year of the Term. Such policies shall be maintained by Red Rock in effect during the Term and for two (2) years thereafter. Said policies shall further provide that TF will receive at least thirty (30) days advance notice of termination of such insurance. Prior to the dissemination of any commercials or other productions utilizing TF's name, voice or likeness, TF will be provided with Certificates of Insurance with respect to such insurance. A breach by Red Rock of this

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paragraph  shall be a material  breach of this Agreement  giving TF the right to terminate and to seek injunctive relief, without limitation of any other remedies.

         11. CHANGE OF CONTROL. TF shall have the right to terminate this Agreement and his further obligations hereunder if Joseph P. Martori shall cease to be the Chairman and Chief Executive Officer of ILX and Red Rock, as well as the controlling shareholder of ILX and, if and when Red Rock is no longer a subsidiary of ILX, Red Rock.

         12. NOTICES. All notices, payments and statements given hereunder shall be mailed, postage pre-paid, hand-delivered or, in the case of notices which do not involve payment or an accounting statement, telefaxed. Notices shall be effective on the third day after the date of mailing by United States mail or on the date of telefax or hand delivery. Notices to the parties shall, until further notice, be sent to the following addresses:

TF:                                               RED ROCK/ILX

Todd Fisher                                       Red Rock Incorporated
______________________                            3840 North 16th Street
______________________                            Phoenix,  Arizona  85016
______________________                            Attention:  Joseph P. Martori


WITH COPY TO:

Kleinberg, Lopez, Lange, Brisbin & Cuddy
2049 Century Park East, Suite 3180
Los Angeles, California  90067-3863
Attention:  Robert M. Lange, Esq.

         13. GENERAL. This Agreement sets forth the entire Agreement between the parties and supersedes all other written or oral agreements of the parties relating to the subject matter hereof. This Agreement cannot be modified, altered or amended except by an agreement in writing signed by each of the parties. The failure of either party to this Agreement to object or take action with respect to breach of this Agreement shall not be construed as a waiver said breach or any future breach hereof. This Agreement shall be construed and interpreted in accordance with the laws of the State of California, applicable to agreements to be executed and performed

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therein.  If either party initiates legal action to enforce this Agreement,  the prevailing party shall be entitled to recover, in addition to such other relief as may be granted, all reasonable attorneys' fees and costs incurred in connection with such litigation. Headings are for the convenience of the parties and should not be used to construe meaning. This Agreement may be executed in counterparts with some legal effect as if each party had signed the same copy.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dated first indicated above.

                                            RED ROCK INCORPORATED



/s/ Todd Fisher                             By: /s/ Joseph P. Martori
--------------------------------               ---------------------------------
TODD FISHER
                                            Its: CHIARMAN
                                                --------------------------------

                                            ILX INCORPORATED



                                            By: /s/ Joseph P. Martori
                                               ---------------------------------
                                            Its: CHAIRMAN
                                                --------------------------------

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